MAA Announces Taxable Composition of 2012 Distributions

MEMPHIS, Tenn., Jan. 22, 2013 /PRNewswire/ -- MAA (MAA: NYSE) today announced the taxable composition of its 2012 distributions paid to shareholders. The amount of distribution referred to as return of capital is considered by the Internal Revenue Service to be a return of invested capital and is not currently taxable. This amount should be applied to reduce the shareholders' tax cost basis of the related shares. The company did not incur any foreign taxes. The composition presented is applicable to all dividend distributions during 2012. The classifications for 2012 are as follows:

COMMON STOCK (CUSIP NO. 59522J103)

Record Dates	Payable Dates	Cash Distributions Per Share	Ordinary Taxable Distribution	Long-Term Capital Gains	Return of Capital	Unrecaptured Sec. 1250 Gain
1/13/2012 4/13/2012 7/13/2012 10/15/2012	1/31/2012 4/30/2012 7/31/2012 10/31/2012	$0.6600 $0.6600 $0.6600 $0.6600	81.64% 81.64% 81.64% 81.64%	3.09% 3.09% 3.09% 3.09%	0.00% 0.00% 0.00% 0.00%	15.27% 15.27% 15.27% 15.27%

The Long Term Capital Gain Distributions qualify for the 15% Reduced Tax Rate on Capital Gains. Please note REIT Ordinary Taxable Dividends, by law, do not qualify for the Reduced Tax Rate of 15%.

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This release is based on the preliminary work the company has performed on its filings and is subject to correction or adjustment based on the completion of those filings. The company is releasing information at this time to aid those required to distribute 1099s on the company's dividends. No material change in the taxable composition is expected.

About MAA

MAA is a self-administered, self-managed apartment-only real estate investment trust which owns or has ownership interest in 49,591 apartment units throughout the Sunbelt region of the U.S.

Web-Site: www.maac.com

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com